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                                                                      EXHIBIT 99

                       BELLSOUTH TELECOMMUNICATIONS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN MILLIONS)

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                                                                FOR THE YEAR
                                                                   ENDED
                                                                DECEMBER 31,
                                                                1995     1994
                                                                ----     ----
                                                              UNAUDITED
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Operating Revenues:
 Network and related services
  Local service..............................................   $7,294  $6,863
  Interstate access..........................................    3,275   3,127
  Intrastate access..........................................      884     908
  Toll.......................................................    1,009   1,190
  Other......................................................    2,078   1,952
                                                               -------  ------
   Total Operating Revenues..................................   14,540  14,040
                                                               -------  ------
Operating Expenses:
 Cost of services and products...............................    5,268   5,235
 Depreciation and amortization...............................    3,065   2,954
 Selling, general and administrative.........................    2,344   2,263
 Work force reduction charges................................    1,082     --
                                                               -------  ------
   Total Operating Expenses..................................   11,759  10,452
                                                               -------  ------
Operating Income.............................................    2,781   3,588
Interest Expense.............................................      573     549
Other Income, net............................................       27      18
                                                               -------  ------
Income (Loss) Before Income Taxes and Extraordinary Losses...    2,235   3,057
Provision for Income Taxes...................................      818   1,105
                                                               -------  ------
Income (Loss) Before Extraordinary Losses....................    1,417   1,952
Extraordinary Loss for Discontinuance of Statement of Finan-
 cial Accounting Standards No. 71, net of tax ...............   (2,718)    --
Extraordinary Loss on Early Extinguishment of Debt, net of
 tax.........................................................      (78)    --
                                                               -------  ------
Net Income (Loss)............................................  $(1,379) $1,952
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